Exhibit 5.1

November 7, 2005

Whirlpool Corporation

2000 North M-63,

Benton Harbor, Michigan 49022

Ladies and Gentlemen:

We have acted as counsel to Whirlpool Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4 (including Amendment No. 1 thereto, the “Registration Statement”) with respect to the registration of 12,233,109 shares of common stock, par value $1.00 per share, of the Company (the “Shares”), to be issued in connection with the merger of Whirlpool Acquisition, Co., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), with and into Maytag Corporation, a Delaware corporation (“Maytag”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-Laws of the Company; (iii) the Registration Statement; (iv) the Agreement and Plan of Merger, dated as of August 22, 2005, among the Company, Merger Sub, and Maytag (the “Agreement”); and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the proxy statement/prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ WEIL, GOTSHAL & MANGES LLP